As filed with the Securities and Exchange Commission on August 5, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

LCI INDUSTRIES
(Exact name of registrant as specified in its charter)

Delaware	13-3250533
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3501 County Road 6 East, Elkhart, IN 46514
(Address of Principal Executive Offices including Zip Code)
LCI INDUSTRIES AMENDED 2018 OMNIBUS INCENTIVE PLAN
(Full title of the plan)

Lillian D. Etzkorn
Chief Financial Officer
LCI Industries
3501 County Road 6 East
Elkhart, IN 46514
(574) 535-1125
(Name, address and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐	Non-accelerated filer	☐	Smaller reporting company	☐	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.☐

EXPLANATORY NOTE
This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by LCI Industries (the “Registrant”) to register an additional 992,898 shares of its Common Stock, par value $0.01 per share (the “Common Stock”), for issuance under the LCI Industries Amended 2018 Omnibus Incentive Plan (the “2018 Plan”). On March 27, 2026, the Registrant filed a definitive proxy statement on Schedule 14A with the U.S. Securities and Exchange Commission (the “Commission”) that included a proposal to add an additional 992,898 shares to the then-existing 2018 Plan. This proposal was approved by stockholders at the Registrant’s 2026 annual meeting of stockholders on May 12, 2026.
In accordance with General Instruction E of Form S-8, the Registrant hereby incorporates by reference into this Registration Statement the contents of the original Registration Statement on Form S-8 relating to the 2018 Plan, filed with the Commission on May 24, 2018 (Commission File No. 333-225177), except to the extent supplemented, amended or superseded by the information set forth herein.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference into this Registration Statement:

1.
the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on February 26, 2026, including information specifically incorporated by reference into the Annual Report from the Registrant’s definitive proxy statement on Schedule 14A relating to its 2026 annual meeting of stockholders, filed with the Commission on March 27, 2026;

2.
the Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2026, filed with the Commission May 5, 2026 and for the fiscal quarter ended June 30, 2026, filed with the Commission on August 5, 2026;

3.
the Registrant’s Current Reports on Form 8-K filed on each of February 13, 2026, February 27, 2026, May 12, 2026, May 12, 2026, June 5, 2026, June 23, 2026, June 30, 2026, and July 20, 2026 (other than information therein that is furnished and not deemed filed with the Commission); and

4.
the description of the Registrant’s Common Stock filed as Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents (other than information therein that is furnished and not deemed filed with the Commission). Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a domestic corporation to indemnify any of its officers, directors, employees, or agents against expenses, including reasonable attorneys’ fees, judgments, fines, and amounts paid in settlement, which were actually and reasonably incurred by such person in connection with any action, suit, or similar proceeding brought against them because of their status as officers, directors, employees, or agents of the Registrant if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe the subject conduct was unlawful. If the claim was brought against any such person by or in the right of the Registrant, the Registrant may indemnify such person for such expenses if such person acted in good faith and in a manner reasonably believed by such person to be in or not opposed to the best interests of the Registrant, except no indemnity shall be paid if such person shall be adjudged to be liable unless a court of competent jurisdiction, upon application, nevertheless permits such indemnity (to all or part of such expenses) in view of all the circumstances.
Article Sixth of the Registrant’s Amended and Restated Certificate of Incorporation (the “Restated Certificate of Incorporation”), provides that the Registrant shall indemnify its officers, directors, employees, or agents to the full extent permitted by Section 145 of the DGCL. In addition, the Restated Certificate of Incorporation provides that no director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, (iv) for any transaction from which the director or officer derived an improper personal benefit, or (v) in the case of an officer, in any action by or in the right of the Corporation.
Article VI of the Registrant’s Amended and Restated Bylaws provide that the Registrant shall pay the expenses, including attorneys’ fees, incurred by any person whom it indemnifies under its Restated Certificate of Incorporation in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, in advance of its final disposition. To the extent required by law, the advance payment of expenses will only be made upon receipt of an undertaking to repay all amounts advanced if it should ultimately be determined that indemnification was not required by the Restated Certificate of Incorporation.
The Registrant has entered into Indemnification Agreements with each of its directors and executive officers (and the executive officers of its subsidiary, Lippert Components, Inc.). In doing so, the Registrant incorporated into contract its existing obligations for indemnification and advancement of indemnifiable expenses which currently are included in the Registrant’s Restated Certificate of Incorporation and Amended and Restated Bylaws, and as provided by Section 145 of the DGCL.

Item 8.	Exhibits.
The following is a list of exhibits filed as part of this Registration Statement.

Exhibit Number	Exhibit
4.1	LCI Industries Amended 2018 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 included in the Registrant's Form 10-Q filed on August 5, 2026).
4.2
Amended and Restated Certificate of Incorporation of LCI Industries, conformed version that includes all amendments through May 16, 2024 (incorporated by reference to Exhibit 3.3 included in the Registrant's Form 10-Q filed on August 6, 2024).

4.3	Amended and Restated Bylaws of LCI Industries, effective March 9, 2023 (incorporated by reference to Exhibit 3.2 included in the Registrant's Form 10-Q filed on May 9, 2023).
5.1*	Opinion of Faegre Drinker Biddle & Reath LLP.
23.1*	Consent of KPMG LLP.
23.2*	Consent of Faegre Drinker Biddle & Reath LLP (included within Exhibit 5.1).
24.1*	Power of Attorney (included with signature page).
107*	Filing Fee Table
*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elkhart, State of Indiana, on this 5 day of August, 2026.

LCI INDUSTRIES

By:     /s/ John A. Sirpilla
Name:     John A. Sirpilla
Title:     Interim Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John A. Sirpilla and Lillian D. Etzkorn, and each of them acting alone, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John A. Sirpilla John A. Sirpilla	Interim Chief Executive Officer and Director (Principal Executive Officer)	August 5, 2026

/s/ Lillian D. Etzkorn Lillian D. Etzkorn	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 5, 2026

/s/ Kip A. Emenhiser Kip A. Emenhiser	VP of Finance and Treasurer (Principal Accounting Officer)	August 5, 2026

/s/ Virginia L. Henkels Virginia L. Henkels	Chair of the Board of Directors	August 5, 2026

/s/ Brendan J. Deely Brendan J. Deely	Director	August 5, 2026

/s/ Stephanie K. Mains Stephanie K. Mains	Director	August 5, 2026

/s/ Linda K. Myers Linda K. Myers	Director	August 5, 2026

/s/ Kieran M. O’Sullivan Kieran M. O’Sullivan	Director	August 5, 2026

/s/ Robert P. Hureau Robert P. Hureau	Director	August 5, 2026